EXHIBIT (10)(D)



                       ADMINISTRATIVE SERVICES AGREEMENT

                                    between

                               SPPC FUNDING LLC

                                      and

                         SIERRA PACIFIC POWER COMPANY

                           Dated as of April 9, 1999

                               TABLE OF CONTENTS
                               -----------------

Article                                                                   Page
-------                                                                   ----
   1      Services                                                           1
   2      Compensation and Payment                                           1
   3      Responsibilities of SPPC                                           2
   4      Notice and Acceptance of Completion                                3
   5      Rights to Work Product                                             4
   6      Confidentiality                                                    4
   7      Force Majeure                                                      4
   8      Assignment and Subcontracting                                      4
   9      Termination                                                        5
  10      Notices                                                            5
  11      Transfer of Ownership                                              5
  12      Conduct of Business                                                5
  13      General                                                            8
  14      Conformity to Laws                                                 8

Appendix
--------

  A       Form of Request for Administrative Services

                       ADMINISTRATIVE SERVICES AGREEMENT

     THIS AGREEMENT is made and entered into effective as of April 9, 1999, by and between SPPC FUNDING LLC, a Delaware limited liability company (the "Note Issuer"), and SIERRA PACIFIC POWER COMPANY, a Nevada corporation ("SPPC").

                                   RECITALS

     The Note Issuer desires SPPC to perform certain administrative and technical services in support of the Note Issuer's operations, including without limitation, legal, financial and accounting services (the "Administrative Services"). SPPC desires to perform the Administrative Services in consideration of the compensation and other terms and conditions hereinafter set forth. It is the parties' intention that SPPC shall be compensated for all costs incurred in providing the Administrative Services, including without limitation, Administrative Services rendered from March 24, 1999 through the date of this Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

     1.   Services
          --------

     1.1 SPPC shall perform from time to time such Administrative Services as described in written Requests for Administrative Services (individually, a "Request") in substantially the form set forth in Appendix A to this Agreement, or by oral Request confirmed by written Request within three (3) working days thereafter, setting forth the particular Administrative Services to be performed and the authorized cost therefor. The terms and conditions of this Agreement shall apply to all Requests issued hereunder.

     1.2 SPPC shall use its best efforts to complete the Administrative Services specified in each Request in each case in accordance with the agreed upon task schedules.

     1.3 All procurement functions performed by SPPC under this Agreement shall be carried out as the Note Issuer's agent.

     2.   Compensation and Payment
          ------------------------

     2.1  Costs.  As compensation for the performance of the Administrative
          -----
Services, the Note Issuer shall pay SPPC its costs, consisting of its direct and indirect costs on a fully loaded basis in accordance with the parties' established procedures, in the manner and at the times set forth below ("Costs").

     2.2  Payment.  By the last day of each calendar month (or, if such last day
          -------
is not a "Business Day" as that term is defined in the Indenture, dated as of April 9, 1999, by and between the Note Issuer and Bankers Trust Company of California, N.A., a national banking association, as note trustee (the "Indenture"), the next succeeding Business Day) , SPPC shall prepare and submit to the Note Issuer an invoice for Costs incurred during the preceding month. Each invoice shall segregate Costs as agreed by the Note Issuer's and SPPC's authorized representatives. Such segregation of costs shall not be more detailed than a breakdown by task and SPPC's system of accounts. Upon receipt of the invoice, the Note Issuer shall record the billing and shall pay SPPC the total amount shown to be due on any such invoice by the next Payment Date (as such term is defined in the Indenture). Should the Note Issuer dispute any portion of an invoice, the Note Issuer shall advise SPPC in writing of the disputed portion and any proposed adjustments within thirty (30) days from the date of receipt.

     2.3  Interest.  Any balance owed to SPPC beyond the time for payment
          --------
provided in section 2.2 above shall accrue interest for each day until the outstanding balance is paid at the lesser of (a) a rate equal to 2 percent above the "Reference Rate" of the Bank of America N.T. & S.A., San Francisco, California on each day such interest accrues or (b) the maximum rate permitted by applicable law, provided, however, that interest shall not accrue on balances
                   --------  -------
in excess of $25,000 per calendar quarter. Any adjustments in the Note Issuer's favor resulting from the resolution of any dispute or of any audit under section
2.4 below shall bear interest at the above-defined rate from the date payment was made by the Note Issuer to the date of payment or credit by SPPC.

     2.4  Records.  SPPC shall maintain books and accounts of the Costs in
          -------
accordance with SPPC's established procedures and generally accepted accounting principles and practices. During SPPC's normal business hours for a period of three (3) years after the date the Administrative Services to which the books and accounts relate are provided, the Note Issuer's authorized representatives shall have access to these books and accounts to the extent required to verify the Costs invoiced hereunder. SPPC shall include provisions substantially similar to this section in any reimbursable cost subcontract that it enters into in connection with this Agreement.

     2.5  Funding Limitation.  SPPC shall use its best efforts to notify the
          ------------------
Note Issuer in advance of incurring expenses in excess of the authorized cost for a particular Request. SPPC shall not be obligated to perform or complete any activities to the extent SPPC's Costs of doing so would exceed the applicable authorization.

     3.   Responsibilities of  SPPC
          -------------------------

     3.1  Liability.  SPPC shall perform the Administrative Services with the
          ---------
degree of skill and judgment normally exercised by firms of similar stature and reputation. However, in consideration of the fact that SPPC is providing services at cost, the Note Issuer agrees that SPPC shall not be liable to the
Note Issuer for, and that the Note Issuer shall, to the fullest extent permitted by law, indemnify, defend and hold harmless SPPC against, any loss, damage, cost or expense resulting from SPPC's acts or omissions, unless such acts or omissions constitute gross negligence, willful misconduct, fraud, or bad faith.

     3.2  Consequential Losses.  Neither SPPC nor its subcontractors or
          --------------------
suppliers, if any, shall be liable to the Note Issuer or its constituent partners for any consequential, special or incidental losses or damages that may be incurred in connection with any Administrative Services provided hereunder, such as loss of use, lost profits or revenues, cost of capital, loss of goodwill, or delay damages.

     3.3  Availability.  The waivers and disclaimers of liability, releases from
          ------------
liability, limitations and apportionments of liability, and exclusive remedy provisions of this Agreement shall apply even in the event of the fault, breach of contract, or otherwise of the party to the benefit of which such provisions operate, and shall extend to such party's affiliated companies other than the parties to this Agreement and its and their shareholders, directors, officers, employees and agents.

     3.4  Insurance.  SPPC hereby represents to the Note Issuer, and the Note
          ---------
Issuer hereby acknowledges, that SPPC is insured under a major risk management program with large self-insured retentions. This program includes coverage for general liability insurance with limits of $200,000,000 as to person or persons for bodily injury, personal injury or property damage. In addition, SPPC and the
Note Issuer may elect to procure insurance on behalf of the Note Issuer for specific projects as they deem appropriate, the cost of any such insurance to be a Cost to be paid by the Note Issuer.

     3.5  Access to Work.  SPPC shall, at all reasonable times during the course
          --------------
of the work, provide the Note Issuer with access to the work (complete or in progress) to such extent as may reasonably be required by the Note Issuer in order to determine the quantity and quality of the work and to assess the status of the work with respect to any applicable agreed-upon work plans and schedules.

     3.6  Independent Contractor.  SPPC shall act as an independent contractor
          ----------------------
in rendering any services under this Agreement. The parties also intend that no act done by either party pursuant to this Agreement will be deemed to create a partnership or joint venture, nor will the provisions of this Agreement be construed as creating a partnership or joint venture.

     4.   Notice and Acceptance of Completion
          -----------------------------------

     Upon completion of any Administrative Services provided pursuant to a Request that requires SPPC to provide notice of completion of any Administrative Services described therein, SPPC shall notify the Note Issuer in writing of the date of said completion. Upon receipt of said notice, the Note Issuer shall promptly provide SPPC with a written listing of the Administrative Services, if any, that the Note Issuer determines have not been completed. With respect to Administrative Services listed by the Note Issuer as incomplete, SPPC shall complete such Administrative Services and the above acceptance procedure shall be repeated.

     5.   Rights to Work Product
          ----------------------

     5.1 All preliminary and final plans, specifications, and reports developed by SPPC as a part of the Administrative Services performed and paid for under this Agreement shall constitute the property of the Note Issuer. SPPC reserves all rights to information, such as computer software, that may be utilized in the performance of the Administrative Services but that is neither developed under this Agreement nor originally obtained from the Note Issuer.

     5.2 The work product of SPPC's Administrative Services shall be for the use solely of the Note Issuer. The Note Issuer releases and agrees to hold SPPC harmless from any claim or liability arising as a result of any unauthorized use of such work product by any person other than the Note Issuer. The provisions of this Article 5 shall survive completion or termination of the Administrative Services.

     6.   Confidentiality
          ---------------

     Any information provided by either party to the other that is designated in writing by the disclosing party as confidential shall be held in confidence by the receiving party for a period of two (2) years following the date of disclosure. During such period, the receiving party shall not disclose such information to third parties, including affiliates other than the parties hereto, except with the prior permission of the disclosing party; provided that such restrictions shall not apply to information (a) previously known to the receiving party, (b) obtained by the receiving party from others, (c) that is in or becomes part of the public domain through no fault of the receiving party, or
(d) that is ordered or required to be produced by a court or regulatory agency acting within its authority. The provisions of this Article 6 shall survive completion or termination of the Administrative Services and shall not supersede more stringent legal and regulatory non-disclosure requirements.

     7.   Force Majeure
          -------------

     Neither party hereto shall be considered in default in the performance of any obligations hereunder, to the extent that the performance of such obligation is prevented or delayed by any cause, existing or future, that is beyond the reasonable control of such party, including changes in applicable law and action or delay by the other party or its contractors.

     8.   Assignment and Subcontracting
          -----------------------------

     Any right or duty of this Agreement may only be assigned or subcontracted by either the Note Issuer or SPPC with the prior written approval of the other party and with prior notice to Moody's (as that term is defined in the Indenture); provided, however, that nothing contained in this Agreement shall prohibit the Note Issuer from obtaining Administrative Services from any third party on such terms as the Note Issuer shall negotiate with such third party.
In obtaining any such Administrative Services from any such third party, the
Note Issuer shall use its best efforts to obtain such Administrative Services at the lowest possible cost.

     9.   Termination
          -----------

     9.1 Either party may terminate SPPC's Administrative Services or any portion thereof at any time, for such party's convenience and without cause, effective upon the other party's receipt of written notice thereof from the terminating party. Upon termination, the Note Issuer hereby agrees to pay to SPPC all Costs incurred through the date of such termination, and SPPC shall deliver the intermediate work product developed prior to such termination.

     9.2 Either the Note Issuer or SPPC may terminate this Agreement at any time upon thirty (30) days prior notice to the other party and to Moody's. Such termination shall not be effective as to uncompleted Administrative Services, and the provisions of this Agreement shall continue to be effective as to such Administrative Services until completed or terminated under Section 9.1 above.

     10.  Notices
          -------

     Any notice required or allowed hereunder shall be deemed effective when received at the address set forth below, or at any successor address of which a party shall have duly notified the other:

     To the Note Issuer: SPPC Funding LLC
                         6100 Neil Road
                         P.O. Box 30150
                         Reno, Nevada 89520-3150
                         Attention: President

     To SPPC:            Sierra Pacific Power Company
                         6100 Neil Road
                         P.O. Box 10100
                         Reno, Nevada 89520-3150
                         Attention: Treasurer

     11.   Transfer of Ownership
           ---------------------

     The Note Issuer agrees that its subsidiaries and partners and any future recipient of any interest in a project will be made bound by the releases and limitations of SPPC's liability set forth in this Agreement.

     12.   Conduct of Business
           -------------------

     Notwithstanding any other provisions of this Agreement, each of SPPC and the Note Issuer agree that, until the Notes have been paid in full and notwithstanding any termination of this Agreement, it will at all times comply with the following covenants regarding the conduct of its business and the performance of the Administrative Services. Capitalized terms used in this Section and not otherwise defined shall have the meanings set forth in the Indenture.

     12.1 Each of SPPC and the Note Issuer will observe, and comply fully with, all corporate procedures required by its articles of incorporation or certificate of formation, by its bylaws or limited liability company agreement, and by the laws of the state of its incorporation or formation, as the case may be. Each of SPPC and the Note Issuer, to the extent required by the laws of its state of incorporation or formation, will maintain its corporate existence and good standing under such laws. Each of SPPC and the Note Issuer will be qualified to do business in each state in which the conduct of its business so requires.

     12.2 The Note Issuer will not commingle its assets or business functions with the assets or business functions of SPPC or any other affiliate, except for the commingling of collections in respect of the Transition Property permitted by the Basic Documents. The bank accounts and funds of the Note Issuer will be maintained separately from those of SPPC or any other affiliate and will be maintained in the name and tax identification number of the Note Issuer, except to the extent that SPPC is permitted by the Basic Documents to commingle collections in respect of the Transition Property. The board of directors of the
Note Issuer will duly authorize all the corporate actions of that company, to the extent required by the laws of its state of formation, its certificate of formation, and its limited liability company agreement. The Note Issuer will maintain its own separate minutes of such actions. The Note Issuer will maintain separate and full corporate records and financial records for itself only. The
Note Issuer will have at least two directors who are not shareholders, affiliates, directors, or employees of, or consultants to, SPPC or any other affiliate. The business affairs of the Note Issuer will be determined by the directors, officers, and employees of the Note Issuer acting in the interests of the Note Issuer, and will not be directed by SPPC (except acting properly in its role as member) or any other affiliate.

     12.3 The financial records and accounts of each of SPPC and the Note Issuer will be prepared and maintained in accordance with generally accepted accounting principles and will be audited annually by an independent accountant.

     12.4 Each of SPPC and the Note Issuer will conduct its business solely in its own name. In that regard, all written and oral communications, including, without limitation, letters, invoices, purchase orders, and contracts, of the
Note Issuer will be made solely in
the name of the Note Issuer. The Note Issuer will have its own tax identification number, telephone number, stationery, and business forms, separate from those of SPPC or any other affiliate. The Note Issuer will have its own physically separate office, which will not be used by SPPC or any other affiliate, and which will have a mailing address that is not shared with SPPC or any other affiliate. Neither SPPC nor any other affiliate will use the stationery or business forms of the Note Issuer, and the Note Issuer will not use the stationery or business forms of SPPC or any other affiliate. Neither SPPC nor any other affiliate will conduct business in the name of the Note Issuer, and the Note Issuer will not conduct business in the name of SPPC or any other affiliate.

     12.5 The Note Issuer will pay its own expenses and liabilities from its own funds, and neither SPPC nor any other affiliate will pay, or will be liable for, the expenses or liabilities of the Note Issuer, except as provided in the Basic Documents.

     12.6  If invoices and other statements of account from creditors of the
Note Issuer are received by SPPC or any other affiliate (other than the Note Issuer), SPPC will advise the sender that such invoices and statements should be sent directly to the Note Issuer. If invoices and other statements of account from creditors of SPPC are received by the Note Issuer, SPPC will advise the sender that such invoices and statements should be sent directly to SPPC.

     12.7 The Note Issuer will not be liable for the payment of, nor will it pay, any liability of SPPC or any other affiliate, except as provided in the Basic Documents.

     12.8 Neither the assets nor the creditworthiness of SPPC or any other affiliate will ever be held out as being available for the payment of any liability of the Note Issuer. Neither the assets nor the creditworthiness of the
Note Issuer will ever be held out as being available for the payment of any liability of SPPC or any other affiliate.

     12.9 Except with respect to tax reporting, SPPC, each other affiliate, and the Note Issuer will always describe the Note Issuer as a separate legal entity and not as a division or department of SPPC or any other affiliate. SPPC and each other affiliate will maintain an arm's-length relationship with the Note Issuer, and the Note Issuer will maintain an arm's-length relationship with SPPC and each other affiliate. No transaction between the Note Issuer and SPPC or any other affiliate will be on terms more favorable than in a similar transaction involving an unrelated third party.

     12.10 The resolutions of each of the Note Issuer and SPPC regarding the transactions contemplated by the Basic Documents and the related documents will be continuously maintained as official records of such company.

     12.11 Neither the Note Issuer nor SPPC will transfer any property with the intent to hinder, delay, or defraud any person or entity. Each of the Note Issuer and SPPC will receive reasonably equivalent value in exchange for its transfer of any property.

     12.12 The financial statements of each of SPPC and the Note Issuer will disclose the effects of all transactions between SPPC and the Note Issuer in accordance with generally accepted accounting principles and will also disclose that the Transition Property is not an asset of SPPC or any Affiliate (other than the Note Issuer) and that the assets of the Note Issuer (including the Transition Property) are not available to pay creditors of SPPC or any other affiliate.

     12.13 Notwithstanding any prior termination of this Agreement or the Indenture, but subject to the CPUC's right to order the sequestration and payment of revenues arising with respect to the Transition Property notwithstanding any bankruptcy, reorganization or other insolvency proceedings with respect to the debtor, pledgor or transferor of the Transition Property pursuant to Section 843(e) and (g) of the PU Code, the Seller shall not, prior to the date that is one year and one day after the termination of the Indenture, acquiesce, petition or otherwise invoke or cause the Note Issuer to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Note Issuer under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Note Issuer or any substantial part of the property of the Note Issuer, or ordering the winding up or liquidation of the affairs of the Note Issuer.

     13.   General
           -------

     Any of the Administrative Services performed or caused to be performed by SPPC prior to the date of execution of this Agreement shall be deemed to have been performed under this Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, and supersedes any previous or contemporaneous agreements or proposals (except as specifically incorporated herein). This Agreement may be amended only by an instrument in writing executed by authorized representatives of the Note Issuer and SPPC. If any part of this Agreement is held by a court to be unenforceable or invalid, the remaining provisions shall remain valid and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     14.   Conformity to Laws
           ------------------

     All of the provisions of this Agreement will be subject to all applicable laws, orders, rules and regulations of any governmental body having jurisdiction in the premises, and any provision of this Agreement that is inconsistent with any such law, order, rule or regulation will be modified so as to conform with such law, order, rule or regulation, and this Agreement, as so modified, will continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have entered into this Administrative Services Agreement effective as of the day and year first hereinabove written.


                                        SIERRA PACIFIC POWER COMPANY


                                        By: RICHARD K. ATKINSON
                                            ------------------------------
                                            Name:  Richard K. Atkinson
                                            Title: Assistant Treasurer


                                        SPPC FUNDING LLC

                                        By: MARK A. RUELLE
                                            ---------------------------------
                                            Name:  Mark A. Ruelle
                                            Title: Treasurer

                                  Appendix A

                  FORM OF REQUEST FOR ADMINISTRATIVE SERVICES

                         [SPPC Funding LLC Letterhead]


Sierra Pacific Power Company
6100 Neil Road
Reno, NV 89520-3150
Attention:  ______________________


                                    Subject:  Request For Services No. ________
                                              SPPC Funding LLC Job No.__________

Dear Controller:

       This will confirm that Sierra Pacific Power Company (SPPC) is authorized to perform the services described in the attached Scope of Work dated
___________________.

       SPPC shall commence the performance of the Administrative Services on _______________________, and use its best efforts to complete the Administrative Services in this Request by _______________________.

       The amount authorized for this Request is:  ______________________.

       This Request is governed by the Administrative Services Agreement between SPPC Funding LLC and SPPC dated April 9, 1999.

       If this Request correctly states our agreement as to the subject matter hereof, please indicate your acceptance and agreement to this request where indicated below, assign a separate cost subaccount number for this work, and return a signed copy of this letter to me. The original of this letter is for your files.

                                             Very truly yours,


                                             SPPC FUNDING LLC


                                             By: _______________________________
                                                 Name:
                                                 Title:


ACCEPTED AND AGREED:

SIERRA PACIFIC POWER COMPANY

By: ____________________________________
    Name:
    Title: